Exhibit 7-A


 REALIGNMENT - ANNUAL LABOR SAVINGS DUE TO JOB ELIMINATIONS AND JOB REDUCTIONS
     (Determined based on actual number of terminations and job reductions from July 1, 1995 through July 15, 1997)

                                                                                                                     Total
             Actual        Annual        Actual No.     Annual      Estimated No.     Annual                    Annual
             No. of        Labor           of Job       Labor        of Future        Labor     Total Job       Labor
Company   Terminations   Reduction       Reductions   Reduction    Job Reductions   Reduction   Reductions    Reduction
                            (a)                          (b)                           (c)

AEPSC           143     $11,294,193          48      $ 2,683,223                                    191     $ 13,977,416
APCo            376      21,078,743         157        8,089,290         47        $1,902,000       580       31,070,033
CSPCo           103       5,816,548          25        1,501,942                                    128        7,318,490
I&M             286      15,562,831          74        4,636,338         35         1,645,000       395       21,844,170
KPCo             24       1,365,259          15          878,103                                     39        2,243,362
KGPCo             5         324,699           8          583,700                                     13          908,399
OPCo            352      19,071,591(d)       58        3,051,931                                    410       22,123,521
WPCo             11         647,429          25        1,432,219                                     36        2,079,648
 TOTAL        1,300     $75,161,294         410      $22,856,746         82        $3,547,000     1,792     $101,565,040

(a) The annual labor reduction is based on actual salary at time employees were terminated.

(b) Represents jobs that were eliminated. Employees were not terminated because they were transferred elsewhere. The annual labor reduction is based on the employees' actual salary at the time the jobs were eliminated.

(c) Represents estimated future reduction of employees in the accounting function which will result from additional consolidation. It is expected that there will also be reductions in other functions but those reductions cannot be quantified at this time.

(d) Includes 29 employees and $1,748,612 in annual labor reduction applicable to Cardinal Operating Company.


NOTE:
1. The above annual labor reduction numbers include estimates of fringe benefits.

2. The annual labor reduction amounts shown on this schedule will be offset by additional expenses for contractors and for other improvements in operations of the business units, neither of which can be quantified at this time. Any net savings then are expected to be invested in information systems, employee training and development, customer call centers, and other areas which will facilitate efficient operations.